                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 16, 2003

                                  IMMUCOR, INC.
                                 --------------
             (Exact name of registrant as specified in its charter)

                 Georgia                    0-148280            22-2408354
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       (State or other jurisdiction of      (Commission File    (I.R.S. Employer
             incorporation)                      Number)     Identification No.)

           3130 Gateway Drive P.O. Box 5625, Norcross, Georgia  30091-5625
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                        (Address of principal executive offices) (Zip Code)

             Registrant's telephone number, including area code (770) 441-2051

                                 Not Applicable
                                 --------------
      (Former name, former address and formal fiscal year, if changed since last report)

Item 9. Results of Operations and Financial Condition

       The following information is being furnished pursuant to Item 12, Results of Operations and Financial Condition.

       Immucor, Inc. (the "Company") issued a press release on July 16, 2003 announcing the Company's earnings and certain other results of operations for the fiscal fourth quarter and twelve months ended May 31, 2003, and discussing the Company's outlook for fiscal year 2004. This press release is furnished with this Current Report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

       (c)    Exhibits.

       EXHIBIT NO.     DESCRIPTION

       99.1            Press Release dated July 16, 2003.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                      IMMUCOR, INC.

Date:   July 16, 2003                                 By:  /s/ Steven C. Ramsey
                                                      -------------------------------------
                                                      Steven C. Ramsey
                                                      Chief Financial Officer

EXHIBIT INDEX

       EXHIBIT NO.      DESCRIPTION

       99.1         Press Release dated July 16, 2003.

EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES RECORD SALES AND NET INCOME FOR THE FISCAL
FISCAL FOURTH QUARTER AND FISCAL YEAR ENDED 2003

NORCROSS, GA. (July 16, 2003) – Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal fourth quarter and twelve months ended May 31, 2003, and updated its guidance for fiscal 2004.

Revenue for the fiscal fourth quarter was a record $26.3 million, up 12.0% from $23.5 million in the same period last year; $1.2 million came from price increases and group contract renewals. Net income for the fourth quarter was $4.2 million versus a net income of $2.8 million for the same quarter last year. Diluted earnings per share totaled $0.31 on 13.7 million weighted average shares outstanding compared with $0.23 on 12.3 million weighted average shares outstanding for the same period last year. All share and per share amounts have been adjusted to reflect the 3-for-2 stock split effected in the form of a 50% stock dividend which was distributed on September 13, 2002.

During the fourth quarter, the Company recognized a benefit outside the normal course of business of $1.4 million in income tax savings through a restructuring of certain European operations that allowed for the utilization of tax losses generated in prior years. The Company also had charges totaling $1.0 million, of which $0.6 million was an inventory write-off (which is included in cost of sales), $0.2 million was professional fees associated with tax restructuring (which is included in general and administrative) and $0.2 million was impairment of assets (which is included in other income). The net of the above had the effect of increasing fourth quarter earnings by $0.03 per diluted share.

Fourth quarter gross margins declined from the third quarter of fiscal 2003 due to the above mentioned inventory write-off, better than expected Galileo instrument and reagent sales to our third party distributors in Europe and worse than expected manufacturing variances.

Fourth quarter earnings before interest, taxes, depreciation and amortization (EBITDA) were $ 7.1 million compared to last year’s fourth quarter EBITDA of $7.8 million.

For the year revenues totaled a record $98.3 million, a $14.2 million (16.9%) increase over the prior year. Net income increased to $14.4 million, a $5.6 million (63.4%) increase over the prior year. EBITDA for the year reached $28.3 million versus $22.6 million in the prior year. Diluted earnings per share totaled $1.07 for the year. The Company has historically had a high level of debt and EBITDA is a common indicator of a company's ability to support a particular level of debt.

                   Reconciliation of Non-GAAP Measurement to GAAP

                              Three Months Ended             Twelve Months Ended
                             5/31/03        5/31/02        5/31/03        5/31/02
                          (in millions) (in  millions) (in  millions)  (in millions)

Net income                       $4.2           $2.8           $14.4        $8.8
Interest                          0.6            1.1             2.5         4.5
Taxes                             0.5            1.6             5.8         3.2
Depreciation                      1.8            1.9             5.2         4.5
Amortization                       -             0.4             0.4         1.6
                         ---------------- ------------- ------------- ---------------
EBITDA                           $7.1           $7.8           $28.3       $22.6
                         ================ ============= ============= ===============

“Our business model continues to produce positive results,” said Edward L. Gallup, Chairman and Chief Executive Officer. “Sales and gross profits have grown as a result of general price increases, new customer contracts and renewals of group pricing contracts at substantially higher prices. Demand for our new Galileo high volume instrument has been robust since its introduction to the European market. Today there are 60 Galileo placements in Europe.”

Commenting further, Mr. Gallup said, “While we are pleased with our overall results it is clear that our future attention must be focused on the improvement of gross margins. We have taken initial steps to improve factory efficiency to allow for margin improvement. However, the variability of instrument sales quarter to quarter at lower margins than reagent sales and the reduced margins from third party distributor sales in Europe, cause us to reduce our margin target for fiscal 2004 to a range of between 57% and 59%.”

Selected Highlights:

•

Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture® technology, increased $2.2 million, or 13.6% from $16.2 million in the fourth quarter of 2002 to $18.4 million in the fourth quarter of 2003. Sales of Capture® products increased approximately $0.8 million to $5.1 million, an 18.6% increase over the prior year quarter.

•

The gross margin on traditional reagents was 59.1% for the current quarter, compared with 59.8% in the prior year quarter. The gross margin on Capture® products was 65.5% for the current quarter, compared with 69.2% in the prior year quarter. The margin on Capture® products was diminished by increased sales through the distributor network in Europe at significantly lower margins to the Company. As previously mentioned reagent gross margins were adversely impacted by the inventory write-off.

•

For the current fiscal year, sales of traditional reagent products were $71.7 million compared with $61.8 million in the prior year, an increase of 16.0%. Capture® product sales increased approximately $2.1 million to $18.7 million, an increase of 12.6% over 2002.

•

Gross margin on traditional reagents was 59.4% for the current fiscal year, compared with 56.2% in the prior year period, and gross margin on Capture® products was 68.6%, compared with 70.7% in the prior year period. As previously mentioned, the decline in the gross margin percentage on Capture® products was driven by increased sales through the third party distributor network in Europe at significantly lower margins to the Company.

•

Sales of instruments were $2.8 million in the fourth quarter of 2003 compared to $2.9 million in the fourth quarter of 2002. Instrument sales for the full year increased by approximately $2.1 million to $7.9 million, an increase of 36.2% over the prior year. The gross margin on instruments fell to 26.3% for the current quarter, compared to 45.5% for the same quarter last year. The margin erosion was due to the previously mentioned growth in instrument sales through third party distributors in Europe. Finally, instrument service continues to be provided at a loss for the quarter and year as overall instrument placements have not reached the level required for service operations to break-even.

•

The effect on revenues of the change in the Euro exchange rate was an increase of $1.2 million and $4.2 million for the quarter and twelve-month period ended May 31, 2003. The effect on net income of the change in the Euro exchange rate was minor for both the quarter and twelve-month period ended May 31, 2003.

•	Research and development expenses increased due to additional emphasis on the development of new assays and initial expenditures to support the collagen project.

•

Selling, general & administrative expenses increased by $0.8 million for the quarter, as compared to the prior year quarter, due to additional personnel and expenditures to support domestic and international efforts to expand Company presence and assure compliance with European Union quality regulations and accounting and SEC regulatory mandates in the United States.

•

Amortization expense declined $0.3 million and $1.3 million for the quarter and twelve-month period ended May 31, 2003, as compared with the prior period, due to the adoption of SFAS No.142, Goodwill and Other Intangible Assets, which requires goodwill and indefinite lived intangible assets to be reviewed annually for impairment, or more frequently if impairment factors arise, instead of amortized. The Company tested goodwill for impairment as of February 28, 2003, as required by SFAS No. 142, utilizing a combination of valuation techniques including the expected present value of future cash flows and a market multiple approach.

•

Other income, net, for the current quarter and twelve-month period ending May 31, 2003 primarily reflects foreign currency transaction gains that exceeded foreign currency transaction losses and a $0.2 million impairment of assets. Other income for the prior twelve-month period was favorably affected by the disgorgement of short-swing trading profits by the Kairos Group in the amount of $0.4 million and by $1.0 million from the settlement of the Becton, Dickinson arbitration.

•

Income tax expense was reduced by $1.4 million, for the quarter and year ended May 31, 2003, through a planned restructuring of certain European operations that allowed for the utilization of tax losses generated in prior years.

•

During the quarter, the Company grew cash balances by $5.8 million mainly through the collection of U.S. and Italian receivables and the reduction of inventory levels. The Company paid $3.9 million of long-term debt net of borrowings, borrowings under lines-of-credit, debt issue costs and capital lease obligations during the quarter. For the twelve months, the Company paid $15.8 million of long-term debt net of borrowings, borrowings under lines-of-credit, debt issue costs and capital lease obligations.

2004 Outlook

The following updated guidance reflects Immucor’s expectations as of July 16, 2003 and is being provided so that the Company can discuss its future outlook during its upcoming investor conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its next quarterly earnings announcement, which is tentatively planned for early October.

The Company expects revenues for the fiscal year ended May 31, 2004 to range from $108 million to $111 million, an increase of approximately 10% to 13% over 2003 revenues. Net income is expected to be in the range of $17.1 to $18.5 million, an approximate 20% to 30% increase over fiscal 2003. We expect to generate record earnings per diluted share in the range of $1.20 to $1.28 for the fiscal year. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the additional sales of instruments and the related reagent revenue in the United States, the sales of the new Galileo instrument in Europe and the related reagent revenue, and from a general increase in sales of the Company’s reagents. The Company has also assumed that the recently announced development agreement with Inamed, Inc. for the production of human collagen mesh will result in the successful development of a product that would add revenues beginning no later than February 2004. Assuming that occurs, the Company expects annual revenues ranging between $6.0 million and $8.0 million dollars from the Inamed agreement and an addition to quarterly earnings of approximately $0.03 per diluted share outstanding when shipments commence.

With respect to expenses, the Company has assumed expenses will grow at a rate slightly higher than the rate of inflation.

With respect to diluted earnings per share, the Company’s projection assumes no additional capital stock will be issued but diluted shares will increase under applicable accounting rules based on the assumption that higher share prices will cause currently outstanding stock options to be included in the calculation of diluted shares.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, including, without limitation, statements concerning the Company’s expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Specifically, the full year revenue and earnings estimates for 2004, the estimate of 2004 diluted earnings per share, and expectations about revenues and earnings from products developed under the Inamed agreement, are forward-looking statements. It is not certain that the Company will achieve such results, which could be adversely affected by a variety of factors, including significant price decreases by its competitors, a strengthening of the dollar versus the Euro, or a failure to produce a successful product under the Inamed agreement. In addition, continued weakness in the economy and other factors could cause customers to defer capital spending, which would adversely impact instrument sales and, therefore, related reagent sales. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission, including those set forth in the Company’s most recent Form 10-K and Quarterly Reports on Form 10-Q.

                                             IMMUCOR, INC.
                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (Unaudited)

                                           Three Months Ended       Twelve Months Ended
                                         May 31,       May 31,      May 31,        May 31,
                                          2003          2002          2003          2002

NET SALES                             $ 26,327,082  $ 23,461,161  $ 98,306,705  $ 84,144,374

COST OF SALES                           12,215,100     9,807,807    42,790,100    37,477,187
                                      ------------  ------------  ------------  ------------
GROSS MARGIN                            14,111,982    13,653,354    55,516,605    46,667,187
                                      ------------  ------------  ------------  ------------
OPERATING EXPENSES:
     Research and development              698,092       544,200     2,051,055     1,996,742
     Selling and marketing               3,594,516     3,097,029    13,808,386    12,393,957
     Distribution                        1,692,611     1,531,907     6,631,284     6,341,604
     General and administrative          2,928,136     2,658,382    10,353,824     9,273,176
     Amortization expense                   53,125       395,130       368,374     1,620,935                                                          ------------        ------------        ------------        ------------
                                      ------------  ------------  ------------  ------------
        Total operating expenses         8,966,480     8,226,648    33,212,923    31,626,414
                                      ------------  ------------  ------------  ------------
INCOME FROM OPERATIONS                   5,145,502     5,426,706    22,303,682    15,040,773
                                      ------------  ------------  ------------  ------------
OTHER INCOME (EXPENSE):
     Interest income                        17,762        19,441       126,838        40,700
     Interest expense                     (554,275)   (1,060,211)   (2,463,178)   (4,453,802)
     Other - net                           146,598        40,069       215,126     1,356,143
                                      ------------  ------------  ------------  ------------
        Total other                       (389,915)   (1,000,701)   (2,121,214)   (3,056,959)
                                      ------------  ------------  ------------  ------------
INCOME BEFORE INCOME TAXES               4,755,587     4,426,005    20,182,468    11,983,814

INCOME TAX EXPENSE                         530,284     1,624,863     5,812,711     3,188,904
                                      ------------  ------------  ------------  ------------
NET INCOME                            $  4,225,303  $  2,801,142  $ 14,369,757  $  8,794,910
                                      ============  ============  ============  ============
Earnings per share:
     Basic                            $       0.33  $       0.25  $       1.15  $       0.80
                                      ============  ============  ============  ============
     Diluted                          $       0.31  $       0.23  $       1.07  $       0.77
                                      ============  ============  ============  ============
Weighted average shares outstanding:
     Basic                              12,791,539    11,084,375    12,534,490    10,959,269
                                      ============  ============  ============  ============
     Diluted                            13,651,802    12,317,653    13,473,197    11,453,158
                                      ============  ============  ============  ============

                                                 IMMUCOR, INC.
                                          Selected Balance Sheet Items

                                         May 31, 2003        May 31, 2002
                                      -----------------    ----------------

Cash                                     $  11,183,317     $   4,012,560
Accounts receivable                         25,693,973        27,182,566
Inventory                                   16,921,216        15,557,034
Total current assets                        61,882,312        50,166,269
Property and equipment - net                21,051,235        17,027,024
Total assets                               116,886,192       101,367,463

Current portion - long-term debt             7,909,650         6,633,440
Accounts payable                             7,949,590         8,136,198
Total current liabilities                   21,010,636        23,096,442
Long-term debt and other liabilities        22,180,079        34,318,147
Shareholders' equity                        73,695,477        43,952,874